UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*


                             Jaco Electronics, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
                         (Title of Class of Securities)

                                   469783-10-4
                                 (CUSIP Number)

                                December 31, 1998
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 _ Rule 13d-1(b)
                                 _ Rule 13d-1(c)
                                 _ Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 469783-10-4                                    13G


                                                     Page 4 of 6

1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles B. Girsky

--------- ----------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) _

(b) _

--------- ---------------------------------------------------------------------
3 SEC USE ONLY


---------  ---------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States
--------------------------------------------------------------------------------
Number of
Shares
Beneficially
Owned By
Each Reporting
Person
With

5 SOLE VOTING POWER
65,000 shares                                                              1.8%
--------------------------------------------------------------------------------

6 SHARED  VOTING  POWER  244,274  shares                                   6.7%
-------------------------------------------------------------------------------

7 SOLE DISPOSITIVE POWER 65,000 shares                                     1.8%

--------------------------------- ----- ----------------------------------------

8 SHARED DISPOSITIVE POWER 244,274 shares                                  6.7%

--------------------------------- -----  ---------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 309,274 shares

--------- ---------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) _
--------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                      8.4%

---------  ---------------------------------------------------------------------
12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
--------- ---------------------------------------------------------------------

--------- ---------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lois Girsky

--------- ---------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) _

(b) _

---------  ---------------------------------------------------------------------
3 SEC USE ONLY


--------- ---------------------------------------------------------------------

4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States
-------------------------------------------------------------------------------

Number of
Shares
Beneficially
Owned By
Each
Reporting
Person
With
--------------------------------- ----- ---------------------------------------

 5 SOLE VOTING POWER
 0 shares                                                                    0%

6 SHARED  VOTING  POWER  309,274 shares                                     8.4%

-------------------------------------------------------------------------------

7 SOLE DISPOSITIVE POWER 0 shares                                             0%

--------------------------------- ----- ---------------------------------------

8 SHARED DISPOSITIVE POWER 309,274 shares                                   8.4%

--------------------------------- ----- ----------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 309,274 shares

--------- ---------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
_
--------- ---------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                      8.4%

--------- ---------------------------------------------------------------------

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

--------- ---------------------------------------------------------------------

    This statement constitutes Amendment No. 8 to the Schedule 13G previously filed by the Reporting Person. No changes in any information previously reported have occurred, except as set forth in this or prior Amendments.

Item 4.      Ownership

    1. Charles Girsky,  is a Trustee of The Girsky Family Trust,  dated 12/15/95
("Girsky Family Trust") and the husband of Lois Girsky. Mr. Girsky is a director and Executive Vice President of the Issuer.

             (a)      Amount Beneficially Owned:  309,274(1)(2) shares

             (b)      Percent of Class:   8.4%

             (c) Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:  65,000 (1)shares
                      (ii)     shared power to vote or to direct the vote:  244,274 (2)shares
                      (iii)    sole power to dispose or to direct the disposition of:  65,000 (1)shares
                      (iv)     shared power to dispose or to direct the disposition of:  244,274 (2)shares

    2. Lois Girsky, is a Trustee of the Girsky Family Trust and the wife of Charles Girsky.

             (a)      Amount Beneficially Owned:   309,274(1)(2) shares

             (b)      Percent of Class:   8.4%

             (c) Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:  0 shares
                      (ii)     shared power to vote or to direct the vote:  309,274(1)(2) shares
                      (iii)    sole power to dispose or to direct the disposition of:  0 shares
                      (iv)     shared power to dispose or to direct the disposition of:  309,274(1)(2) shares

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

-------------
1 Includes 40,000 shares of Common Stock acquirable pursuant to the exercise of options granted under the Issuer's 1993 Non-Qualified Stock Option Plan (the "1993 NQOP") to Charles Girsky and 25,000 shares of Common Stock awarded under the Issuer's Restricted Stock Plan.

2 Includes 242,077 shares of Common Stock held by the Girsky Family Trust.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                 Datr February , 1999
                                 Signature Charles B. Girsky
                                 Name/Title  Charles B. Girsky



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 Date February , 1999
                                 Signature Lois Girsky
                                 Name/Title Lois Girsky




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties for whom copies are to be sent.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).